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                                                                     EXHIBIT 3.1

                                    RESTATED
                          CERTIFICATE OF INCORPORATION

                                       OF

                                EOTT ENERGY CORP.

          EOTT Energy Corp., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies as follows:

          1. The name of the Corporation is EOTT Energy Corp.

          2. The original Certificate of Incorporation of the Corporation was filed in the office of the Secretary of State of the State of Delaware on March 11, 1994 and amended on March 17, 1994.

          3. This Restated Certificate of Incorporation has been duly adopted in accordance with Sections 242 and 245 of the Delaware General Corporation Law.

          4. The text of the Certificate of Incorporation, as amended, is hereby amended and restated to read in full as follows:

                                    ARTICLE I

          The name of the Corporation is EOTT Energy Corp.

                                   ARTICLE II

          The address of its registered office in the State of Delaware is 9 East Loockerman Street, in the City of Dover, County of Kent. The name of its registered agent at such address is National Registered Agents, Inc.

                                   ARTICLE III

          The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

                                   ARTICLE IV

          The total number of shares of all classes of stock which the Corporation shall have authority to issue is One Thousand (1,000) shares of Common Stock, par value one dollar ($1.00) per share (the "Common Stock").



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                                    ARTICLE V

          Meetings of stockholders may be held within or without the State of Delaware, as the by-laws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes of the State of Delaware) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the by-laws of the Corporation. Elections of directors need not be by written ballot unless the by-laws of the Corporation shall so provide.

                                   ARTICLE VI

          The Corporation is to have perpetual existence.

                                   ARTICLE VII

          No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director except to the extent provided by applicable law.

                                  ARTICLE VIII

          The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors consisting of at least three but not more than nine directors, the exact number of directors to be determined in accordance with the by-laws of the Corporation.

          Notwithstanding anything to the contrary contained herein, without the prior affirmative vote or written consent of the holders of a majority of the outstanding Common Stock, the Board of Directors and the Corporation shall not have power and authority to, and shall not, for or on behalf of the Corporation or EOTT Energy Partners, L.P., (i) file a voluntary petition in bankruptcy, (ii) file a petition or answer seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation, (iii) file an answer or other pleadings admitting or failing to contest the material allegations of a petition filed against the Corporation or EOTT Energy Partners, L.P. in any proceeding of this nature; or (iv) seek, consent to or acquiesce in the appointment of a trustee, receiver or liquidator of the property of the Corporation or EOTT Energy Partners, L.P.; provided, that the Board of Directors and the Corporation shall have power and authority to, and may (without the need for the prior affirmative vote or written consent of the holders of a majority of the outstanding Common Stock), for or on behalf of the Corporation or EOTT Energy Partners, L.P., file a voluntary petition in bankruptcy in the United States Bankruptcy Court in which the jointly administered cases, In re Enron Corp., et al., Case No. 01-16034 (the "Enron Cases"), is pending, so long as such filing includes a request to be jointly administered with the Enron Cases.



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                                   ARTICLE IX

          The affirmative vote of the holders of a majority of the Common Stock entitled to vote at an election of directors shall be required to adopt, amend, alter or repeal any provision of this Certificate of Incorporation.

                                    ARTICLE X

          The Corporation elects not to be governed by Section 203 of the Delaware General Corporation Law.


          IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by Molly M. Sample, its Vice President and General Counsel this 18th day of April, 2002.


                                         By:        /s/  Molly M. Sample
                                              ----------------------------------
                                              Molly M. Sample
                                              Vice President and General Counsel



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